UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Otter Tail Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2010
Proxy Statement and
Annual Meeting Notice

Otter Tail Corporation
Annual Meeting of Shareholders

Monday, April 12, 2010

10:00 a.m., CT

Bigwood Event Center

921 Western Avenue
(Highway 210 West and Interstate 94)
Fergus Falls, Minnesota

Coffee will be served at 9:15 a.m., and lunch will follow the meeting. No reservation is necessary.

Please present your admission ticket,
which is attached to your proxy.

Contact Shareholder
Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation PO Box 496 Fergus Falls, Minnesota 56538-0496

March 5, 2010

To the Holders of Common Shares of Otter Tail Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Corporation, which will be held at the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, at 10:00 a.m. on Monday, April 12, 2010.

Enclosed are a formal Notice of Annual Meeting and the Proxy Statement, which describe the business to be conducted at the meeting. The Board of Directors proposes that shareholders elect Mr. Arvid R. Liebe, Mr. John C. MacFarlane and Mr. Gary J. Spies for three-year terms on the Board of Directors.

Shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares. You may vote your shares on the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided with your proxy card. Of course, you may vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. ESOP participants should follow the instructions provided by Wells Fargo Bank, N.A.

For those shareholders who have not consented to electronic delivery of proxy materials, I have enclosed a copy of Otter Tail Corporation’s 2009 Annual Report.

Sincerely,

John C. MacFarlane
Chairman of the Board

Notice of Annual Meeting

Notice is hereby given to the holders of common shares of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, on Monday, April 12, 2010, at 10:00 a.m. to consider and act upon the following matters:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2010.

3.	To transact such other business as may properly be brought before the meeting.

March 5, 2010
GEORGE A. KOECK

Corporate Secretary and General Counsel

Your Vote is Important

Please vote your proxy by telephone or the Internet as described in the instructions on the enclosed proxy card. Or sign, date, and return the proxy card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. ESOP participants should follow the instructions provided by Wells Fargo Bank, N.A.

Shareholders who are currently receiving a paper copy of the Proxy Statement and Annual Report can elect to receive future reports over the Internet. If you are interested in this option, please contact Shareholder Services by calling our toll free number 800-664-1259, or by e-mail at sharesvc@ottertail.com. To obtain directions to attend the Annual Meeting and vote in person contact Shareholder Services at our toll free number 800-664-1259.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on April 12, 2010

The Proxy Statement, form of Proxy and Annual Report, including Otter Tail Corporation’s Annual Report on Form 10-K are available online at http://www.ottertail.com/investors/annual.cfm.

Proxy Statement Questions and Answers

1.	Q:	Why am I receiving these materials?
	A:	The Board of Directors of Otter Tail Corporation is soliciting proxies and provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 12, 2010. As a shareholder you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement. These materials were first sent to shareholders on or about March 5, 2010.

2.	Q:	Who is entitled to vote at the Annual Meeting?
	A:	Only common shareholders of record at the close of business on February 15, 2010 are entitled to vote at the Annual Meeting. As of the record date, 35,835,553 common shares of Otter Tail Corporation were issued and outstanding. Each shareholder is entitled to one vote per share.

3.	Q:	What issues may I vote on at the Annual Meeting?
	A:	You may vote on (1) the election of three nominees to serve on the Board of Directors; (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and (3) on any other business that is properly brought before the meeting.

4.	Q:	How do I vote my shares?
	A:	You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy, then you have three voting options:
• by telephone
• by Internet
• by proxy card

If you intend to vote by proxy, please refer to the instructions included on your proxy card. Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

5.	Q:	May I change my vote?
	A:	You have the right to revoke your proxy any time before the Annual Meeting by:
• providing written notice to an officer of Otter Tail Corporation and voting in person at the Annual Meeting;
• submitting another proper proxy by telephone or the Internet; or
• submitting a new written proxy bearing a later date at any time before the proxy is voted at the meeting.

6.	Q:	How are the votes counted?
	A:	In the election of Directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Shares voted as abstentions on any matter (or as “withhold authority” as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such proposals. Brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

7.	Q:	Where and when will I be able to find the results of the voting?
	A:	Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in a current report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting. You may also find the results on our website www.ottertail.com.

8.	Q:	Who bears the cost of soliciting votes for the Annual Meeting?
	A:	Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Outstanding Voting Shares

The total outstanding voting shares of Otter Tail Corporation stock as of February 15, 2010 is 35,835,553. Only common shareholders of record as of February 15, 2010 are entitled to vote at the Annual Meeting of Shareholders. The only persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of February 15, 2010, are as follows.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class
Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, WA 98033	3,406,499 shs.[1]	9.5%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	2,173,731 shs.[2]	6.1%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,894,426 shs.[3]	5.3%

(1)	Based on information in an Amendment No. 4 to Schedule 13D jointly filed by Cascade Investment, L.L.C. (“Cascade”) and William H. Gates, III with the SEC on October 7, 2009 with respect to their holdings as of October 2, 2009. According to the filing, the common shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates, as the sole member of Cascade. Michael Larson, the Business Manager of Cascade, has voting and investment power with respect to the common shares beneficially owned by Cascade. Mr. Larson disclaims beneficial ownership of the common shares beneficially owned by Cascade and Mr. Gates.

(2)	Based on information in a Schedule 13G filed by Lord, Abbett & Co. LLC (“Lord Abbett”) with the SEC on February 12, 2010 for its holdings as of December 31, 2009. Lord Abbett reported that it has sole voting power with respect to 1,929,731 shares and sole investment power with respect to 2,173,731 shares.

(3)	Based on information in a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2010 for its holdings as of December 31, 2009. BlackRock reported that it has sole power to vote and to dispose of all 1,894,426 shares.

Election of Directors

The Board of Directors of Otter Tail Corporation is comprised of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Mr. Arvid R. Liebe, Mr. John C. MacFarlane and Mr. Gary J. Spies expire at the time of the 2010 Annual Meeting of Shareholders. The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Mr. Liebe, Mr. J. MacFarlane and Mr. Spies for election to serve a three-year term ending at the time of the Annual Meeting of Shareholders in 2013.

Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve, or for good reason will not serve, which is a contingency not now anticipated.

Biographies of the Director nominees and of the continuing Directors are found below. These biographies include the age of each Director (as of the 2010 Annual Meeting of Shareholders), an outline of his or her business experiences and the reasons for his or her selection for the Board. Each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.

The Board of Directors has determined that, with the exception of Mr. John D. Erickson and Mr. J. MacFarlane, all of the Directors and Director nominees are independent (as defined by the NASDAQ Listing Standards). Mr. Charles S. MacFarlane, President, Otter Tail Power Company, is the son of Mr. J. MacFarlane.

The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

	Background, Basis for Selection,
Name	Board Committees	Age	Director Since
Nominees for election for three year terms expiring in April 2013:

Arvid R. Liebe	Milbank, South Dakota Retired President Liebe Drug, Inc. (retail business) Owner Liebe Farms, Inc. Mr. Liebe provides the Board with the benefit of his small business expertise relevant to the non-utility operating companies of Otter Tail Corporation. The Board also benefits from Mr. Liebe’s familiarity with the South Dakota service territory of Otter Tail Power Company. Mr. Liebe serves on the Compensation, Corporate Governance, and Executive Committees.	68	1995

John C. MacFarlane	Fergus Falls, Minnesota Chairman of the Board Retired Chief Executive Officer and President Otter Tail Corporation The Board benefits from the leadership skills and extensive knowledge of Otter Tail Corporation and the utility industry acquired by Mr. MacFarlane over his years of service as Chairman of the Board, and as Otter Tail Corporation’s former Chief Executive Officer. Mr. MacFarlane serves on the Executive Committee.	70	1983

	Background, Basis for Selection,
Name	Board Committees	Age	Director Since
Gary J. Spies	Fergus Falls, Minnesota Chairman Service Food, Inc. (retail business) Vice President Fergus Falls Development Company, Midwest Regional Development Company, LLC (land and housing development) Mr. Spies provides the Board with the benefit of his small business expertise relevant to the non-utility operating companies of Otter Tail Corporation. The Board also benefits from Mr. Spies’ familiarity with the Minnesota service territory of Otter Tail Power Company. Mr. Spies serves on the Audit and Corporate Governance Committees.	68	2001

Directors with terms expiring in April 2012:
Karen M. Bohn	Edina, Minnesota President Galeo Group, LLC (management consulting firm) Director, Gander Mountain Company, Resigned, January 14, 2010 Director, Ameriprise Certificate Company Ms. Bohn provides the Board with her business and financial expertise developed over the course of her career in the financial services sector, as well as her insight gained from providing consulting services in the areas of governance, management effectiveness, and strategy to a variety of large and small companies. Ms. Bohn serves on the Audit, Corporate Governance, and Executive Committees.	56	2003

Edward J. McIntyre	White Salmon, Washington Retired Vice President and Chief Financial Officer Xcel Energy, Inc. (energy company) Mr. McIntyre provides the Board with the benefit of his business and financial expertise developed over the course of his career, as well as his experience in the utility industry acquired during his years of service with Xcel Energy, Inc. Mr. McIntyre serves on the Audit and Compensation Committees.	59	2006

	Background, Basis for Selection,
Name	Board Committees	Age	Director Since
Joyce Nelson Schuette	Walker, Minnesota Retired Managing Director and Investment Banker Piper Jaffray & Co. (financial services) Ms. Schuette provides the Board with the benefit of the business and financial expertise she has developed over the course of her career, particularly in the area of investment banking. Ms. Schuette serves on the Compensation and Corporate Governance Committees.	59	2006

Directors with terms expiring in April 2011:
John D. Erickson	Fergus Falls, Minnesota President & CEO Otter Tail Corporation As Chief Executive Officer since 2002, Mr. Erickson provides the Board his leadership experience, his financial expertise and his knowledge of Otter Tail Corporation and the utility industry developed over his years of service with Otter Tail Corporation. Mr. Erickson serves on no Committees.	51	2007

Nathan I. Partain	Chicago, Illinois
President and Chief Investment Officer
Duff & Phelps Investment Management Co.
President, Chief Executive Officer and Chief Investment Officer DNP Select Income Fund, Inc.
(closed-end utility income fund)
Director, DNP Select Income Fund Inc.
Director, DTF Tax-Free Income Inc.
Director, Duff & Phelps Utility and Corporate Bond Trust Inc.
The Board benefits from the financial expertise Mr. Partain provides, as well as from the knowledge he has acquired regarding the utility industry from over twenty years of providing electric utility investment research and management services to institutional clients of Duff & Phelps.
	Mr. Partain serves on the Audit, Compensation, and Executive Committees.	53	1993

	Background, Basis for Selection,
Name	Board Committees	Age	Director Since
James B. Stake	Edina, Minnesota Retired Executive Vice President Enterprise Services 3M Company (diversified manufacturing) Director, C. H. Robinson Worldwide, Inc. Mr. Stake provides the Board with his business expertise with diversified companies developed during his career at 3M Company and which is particularly relevant to the non-utility operating companies of Otter Tail Corporation. Mr. Stake serves on the Audit and Compensation Committees.	57	2008

Meetings and Committees of the Board of Directors

The full Board of Directors of Otter Tail Corporation considers all major decisions of Otter Tail Corporation. The Board of Directors has established a standing Audit Committee, Compensation Committee, Corporate Governance Committee, and Executive Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each committee operates under a charter that is reviewed annually by that committee and the Board of Directors.

Pursuant to Otter Tail Corporation’s bylaws and governance guidelines, the Board of Directors determines the best board leadership structure for Otter Tail Corporation from time to time. Otter Tail Corporation recognizes that different board leadership structures may be appropriate for companies in different situations. Since 2002 Otter Tail Corporation has had a separate Chairman of the Board and Chief Executive Officer. The Chairman and Chief Executive Officer are elected annually by the Board. Mr. J. MacFarlane, Chairman of the Board, has not held management responsibilities since 2002, when Mr. Erickson was first elected as Chief Executive Officer. Otter Tail Corporation believes that its current leadership structure, with Mr. Erickson serving as Chief Executive Officer and Mr. J. MacFarlane serving as Chairman of the Board, is the optimal structure for Otter Tail Corporation at this time. The Chief Executive Officer and the Chairman of the Board have an excellent working relationship. That leadership structure also provides the significant benefits that come from Mr. J. MacFarlane’s long tenure as Chairman of the Board and his prior experience as Chief Executive Officer of Otter Tail Corporation.

The Board of Directors retains responsibility for risk oversight for Otter Tail Corporation. The Board of Directors is routinely called upon in the exercise of its business judgment to assess the risk involved in matters brought to it for consideration. As a part of the strategic planning process the Directors assess the risk involved in the strategic plan of Otter Tail Corporation. The Board of Directors also engages in a risk assessment process at least annually.

The full Board of Directors held a total of ten regularly scheduled and special meetings in 2009. In addition, as a part of Otter Tail Corporation’s corporate reorganization, the Board of Directors of Otter Tail Holding Company, which became Otter Tail Corporation in the reorganization, met on two occasions. In addition to these meetings, the Board of Directors also held a planning retreat with senior management in 2009. During 2009, the Board of Directors met in executive session without Mr. Erickson and management at each meeting. It also met in executive session without Chairman Mr. J. MacFarlane present at certain meetings. Each Director attended at least 75% of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. Each Director attended the Annual Meeting of Shareholders in 2009. Although Otter Tail Corporation does not have a formal policy, it is expected that its Directors and executive officers will attend the Annual Meeting of Shareholders in 2010.

Audit Committee
The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct. This committee is composed of five members of the Board of Directors who, for 2009, were Ms. Bohn, Mr. McIntyre, Mr. Partain (Chair), Mr. Spies and Mr. Stake. All committee members are independent Directors (as defined by the NASDAQ Listing Standards). The Board of Directors has determined that Mr. McIntyre and Mr. Partain meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate. The Audit Committee routinely meets in executive session with internal audit and the independent registered public accounting firm without management present. During the course of 2009 the committee received training on new financial issues affecting Otter Tail Corporation. The Audit Committee held seven meetings in 2009. For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 24. The Audit Committee Charter may be reviewed at www.ottertail.com.

Compensation Committee
The Compensation Committee reviews, recommends, and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and certain executive officers and it develops, evaluates, and recommends for approval all equity based compensation plans of Otter Tail Corporation. The Compensation Committee oversees the administration of the 1999 Employee Stock Purchase Plan, the 1999 Stock Incentive Plan, and the Executive Annual Incentive Plan. Historically, the Compensation Committee has retained an outside consultant to advise it in its decision making process. That consultant has not been used by management to an extent that would require disclosure under SEC rules. Subject to approval by the Board of Directors, this committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer, and certain other executive officers. This committee is composed of five members of the Board of Directors who, for 2009, were Mr. Liebe (Chair), Mr. McIntyre, Mr. Partain, Ms. Schuette and Mr. Stake, all of whom are independent Directors (as defined by the NASDAQ Listing Standards). The Compensation Committee held four meetings in 2009. For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 11 and the Report of Compensation Committee on page 16. The Compensation Committee Charter may be reviewed at www.ottertail.com.

Corporate Governance Committee
The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, recommends Director committee assignments, and recommends actions necessary for the proper governance of Otter Tail Corporation, and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance.

Otter Tail Corporation’s Corporate Governance Committee Charter provides that the skills and characteristics required generally of Directors include diversity, age, business background and experience, accomplishments, experiences in Otter Tail Corporation’s business and a willingness to make the requisite commitment of time and effort. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds, business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. Otter Tail Corporation has successfully obtained highly qualified candidates for Directors without utilizing a paid outside consultant. The Corporate Governance Committee considers and evaluates potential Director candidates and makes its recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, Box 496, Fergus Falls, Minnesota 56538-0496. The Corporate Governance Committee will utilize the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wishes to nominate a candidate for election to the Board of Directors, in order for the nomination to be properly made the shareholder must give written notice to the Secretary of Otter Tail Corporation. Notice must be received at Otter Tail Corporation’s principal executive offices at least 90 days before the date that is one year after the prior year’s regular meeting. The notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.

The Corporate Governance Committee is composed of four members of the Board of Directors who, for 2009, were Ms. Bohn (Chair), Mr. Liebe, Ms. Schuette, and Mr. Spies, all of whom are independent Directors (as defined by the NASDAQ Listing Standards). The Corporate Governance Committee held two meetings in 2009. The Corporate Governance Committee Charter may be reviewed at www.ottertail.com.

Executive Committee
The Executive Committee exercises certain powers of the Board of Directors between normally scheduled Board of Directors meetings and performs such duties as the Board of Directors may assign to it. The Executive Committee is composed of four members of the Board of Directors who, for 2009, were Ms. Bohn, Mr. Liebe, Mr. J. MacFarlane, and Mr. Partain (Chair). The Executive Committee did not meet in 2009.

Contact with the Board of Directors

Shareholders may contact the Board of Directors by either mail or e-mail. Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, Box 9156, Fargo, North Dakota 58106-9156 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the General Counsel, all questions are forwarded to the Board of Directors or to the appropriate committee or Director as determined by the General Counsel.

Director Compensation

Compensation for non-employee Directors is described below. Mr. Erickson does not receive Director compensation for his service as a member of the Board of Directors.

The Compensation Committee last retained Towers Perrin to assess the competitiveness of the compensation provided to Directors of Otter Tail Corporation in 2007. The Compensation Committee referred to that study in both 2008 and 2009. In 2007 Towers Perrin utilized data from a general industry compensation survey performed by it. From that group it established a market median for compensation in the categories of retainers, committee chair retainers, meeting and committee fees, and equity compensation. Towers Perrin made recommendations to the Compensation Committee that would place Director compensation at or near market median for Director compensation. Towers Perrin also presented to the Committee information on compensation structure. Based in part on the information provided by Towers Perrin the Compensation Committee determined in 2008 to utilize a simple retainer structure for Director compensation and set overall compensation near median for comparable companies in general industry. The simple retainer structure was retained in 2009.

Non-employee Directors of Otter Tail Corporation receive an annual retainer for their services as a Director. Non-employee Directors, except the Chairman, receive an annual retainer of $60,000. The Chairman receives an annual retainer of $84,000. Each committee chair receives an additional retainer of $7,000 per year. These fees were unchanged from 2008. Directors do not receive a meeting fee for attending either committee or Board of Director meetings. In addition, non-employee Directors receive actual expense reimbursement or a $100 travel allowance if they are required to furnish their own transportation to Board of Directors or committee meetings outside their city of residence.

Each non-employee Director receives an annual grant of restricted stock, which in 2009 was 3,600 shares granted under the terms of the 1999 Stock Incentive Plan. The shares of restricted stock, which were granted on the date of the Annual Meeting, vest over a period of four years, at the rate of 25% per year, and are eligible for full dividend and voting rights.

Directors may elect to receive their compensation (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares and the deferred amount is paid out in common shares.

Otter Tail Corporation has established a stock ownership guideline for Directors. Directors are expected to hold 4,000 shares of Otter Tail Corporation stock to be obtained within five years of beginning service on the Board of Directors. The Directors meet the guidelines.

Director Compensation Table
The following table provides summary compensation information for each Director with the exception of Mr. Erickson for the year ending December 31, 2009.

	Fees Earned or
Name	Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
John C. MacFarlane[4]	84,000	79,740	163,740
Karen M. Bohn[5]	67,000	79,740	146,740
John D. Erickson[6]	—	—	—
Arvid R. Liebe[7]	67,000	79,740	146,740
Edward J. McIntyre	60,000	79,740	139,740
Nathan I. Partain[8]	74,000	79,740	153,740
Joyce Nelson Schuette	60,000	79,740	139,740
Gary J. Spies[9]	60,000	79,740	139,740
James B. Stake	60,000	79,740	139,740

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer and committee chair retainers.

(2)	Represents the aggregate grant-date fair value of restricted stock awards granted to non-employee Directors in 2009 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. The aggregate grant-date fair value of the restricted stock award for the 3,600 shares granted to each non-employee Director on April 20, 2009 was $79,740.00. In accordance with FASB ASC Topic 718, Otter Tail Corporation chose the grant-date fair value of the restricted stock as the equivalent to the average of the high and low price on the date of the grant ($22.15).

(3)	The number of shares of restricted stock and stock options held by each non-employee Director at fiscal year end is as follows (restricted/options): Mr. J. MacFarlane 6,975/125,000; Ms. Bohn 6,975/0; Mr. Liebe 6,975/2,000; Mr. McIntyre 6,975/0; Mr. Partain 6,975/2,000; Ms. Schuette 6,975/0; Mr. Spies 6,975/2,000; and Mr. Stake 5,475/0. No compensation expense was recognized in 2009 related to stock options held by non-employee Directors.

(4)	Mr. J. MacFarlane is Chairman of the Board. Mr. J. MacFarlane donates 100% of his retainer to charity.

(5)	Ms. Bohn is Chair of the Corporate Governance Committee.

(6)	Mr. Erickson does not receive Director compensation for his service as a member of the Board of Directors.

(7)	Mr. Liebe is Chair of the Compensation Committee.

(8)	Mr. Partain is Chair of the Audit Committee and Executive Committee.

(9)	Mr. Spies defers his retainer and receives it in stock units.

Security Ownership of Directors and Officers

Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by Directors and the executive officers named in the Summary Compensation Table, as well as the number of shares owned by Directors and executive officers of Otter Tail Corporation as a group as of December 31, 2009.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership[1,2]		Class
Karen M. Bohn	12,950
John D. Erickson	176,834	[3]
George A. Koeck	13,576
Arvid R. Liebe	18,068
Charles S. MacFarlane	59,066	[4]
John C. MacFarlane	207,739	[5]
Edward J. McIntyre	10,948
Lauris N. Molbert	62,471	[6]
Kevin G. Moug	36,616	[7]
Nathan I. Partain	23,976	[8]
Joyce Nelson Schuette	11,180
Gary J. Spies	39,304	[9]
James B. Stake	6,465
All Directors and executive officers as a group	679,193		1.9%

(1)	Represents outstanding common shares beneficially owned both directly and indirectly as of December 31, 2009. No Director or executive officer beneficially owns more than 1% of the total outstanding common shares as of December 31, 2009. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2009. The information provided is based upon 35,812,280 common shares outstanding as of December 31, 2009.

(2)	Includes common shares held by the Trustee of Otter Tail Corporation’s Employee Stock Ownership Plan for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. Erickson, 4,982 shares; Mr. Koeck, 798 shares; Mr. C. MacFarlane, 1,117 shares; Mr. J. MacFarlane, 23,657 shares; Mr. Molbert, 236 shares; Mr. Moug, 217 shares; and all Directors and executive officers as a group, 31,007 shares.

Includes the following common shares subject to options exercisable within 60 days of December 31, 2009: Mr. Erickson, 75,000 shares; Mr. Liebe, 2,000 shares; Mr. C. MacFarlane, 16,000 shares; Mr. J. MacFarlane, 125,000 shares; Mr. Partain, 2,000 shares; Mr. Spies, 2,000 shares; and all Directors and executive officers as a group, 222,000 shares.

(3)	Includes 8,199 shares owned jointly with Mr. Erickson’s wife as to which he shares voting and investment power.

(4)	Includes 2,698 shares owned by Mr. C. MacFarlane’s minor children as to which he, as custodian, has voting and investment power.

(5)	Includes 31,055 shares owned jointly with Mr. J. MacFarlane’s wife as to which he shares voting and investment power.

(6)	Includes 46,360 shares owned jointly with Mr. Molbert’s wife as to which he shares voting and investment power.

(7)	Includes 936 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 239 shares owned by Mr. Moug’s minor children as to which he, as custodian, has voting and investment power.

(8)	Includes 3,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(9)	Includes 1,000 shares owned jointly with Mr. Spies’ wife as to which he shares voting and investment power.

No Director or executive officer of Otter Tail Corporation owned beneficially, directly, or indirectly, on December 31, 2009 any shares of any series of cumulative preferred shares of Otter Tail Corporation.

The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Otter Tail Corporation’s Directors and executive officers and holders of more than 10% of Otter Tail Corporation’s common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Otter Tail Corporation. Based on a review of the Section 16 reports filed by the Directors and executive officers, Otter Tail Corporation believes that during the year ended December 31, 2009, its Directors and executive officers, with the exception of Mr. Spies who filed one late report related to one transaction, complied with all Section 16(a) filing requirements.

Compensation Discussion and Analysis

Purpose and Philosophy
The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors Otter Tail Corporation’s executive compensation program for the four principal executive officers: Mr. Erickson, Chief Executive Officer and President; Mr. Molbert, Chief Operating Officer and Executive Vice President; Mr. Moug, Chief Financial Officer; and Mr. Koeck, General Counsel and Corporate Secretary (referred to in this CD&A as the “executive officers”). Each of these executive officers is included in the Summary Compensation Table and the related tables beginning on page 17. The fifth individual found in the Summary Compensation Table and the related tables is Mr. C. MacFarlane, President, Otter Tail Power Company. Compensation for Mr. C. MacFarlane is determined by Mr. Molbert, the Chief Operating Officer of Otter Tail Corporation, to whom he reports. Mr. C. MacFarlane’s compensation is discussed separately.

The Compensation Committee has adopted an Executive Compensation Policy which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for the executive officers. Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain, and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Otter Tail Corporation is focused on results. Otter Tail Corporation provides fair and equitable compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement income, and competitive health, dental and other benefits. The Executive Annual Incentive Plan is designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals. Stock-based incentives focus on long-term performance by aligning the executive officers’ long-term financial interests with Otter Tail Corporation’s shareholders’ interest. Pension and retirement plans are provided to encourage long tenure amongst the executive officers. Health, dental, vacation, and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.

Total direct compensation which includes base pay, annual cash incentive and stock-based long-term incentive is measured against similarly sized organizations (based on revenue) in the general industry and utility sectors. Otter Tail Corporation targets total direct compensation for each executive officer near median for similarly sized organizations in the general industry and utility sectors. The mix of pay (base pay, annual cash incentive and long-term incentive) is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only element of total direct compensation that is not performance based is base pay. Both annual cash incentive and long-term incentive are performance based.

The Compensation Committee last retained Towers Perrin in May 2007, to prepare market-based compensation data comparing compensation information for the executive officers of Otter Tail Corporation with that for executive officers of companies of comparable size in the general industry and utility sectors. Towers Perrin utilized data from a general industry compensation survey they performed. The survey had 584 participants from a wide variety of industries. The companies included in the utility sector were drawn from the Towers Perrin general industry compensation survey and included all 87 of the utility companies participating in the survey. From the survey data Towers Perrin completed a regression analysis to account for Otter Tail Corporation’s size as measured by revenue. This data was utilized by Towers Perrin in establishing market medians for each executive officer related to base pay, annual cash incentive, and stock-based long-term incentive. Because of the diverse nature of Otter Tail Corporation’s operating companies, the Compensation Committee benchmarks against both the general industry and the utility sector data in making its decisions. In addition to market data, the Compensation Committee considers individual performance, historical compensation, internal equity with other officers and the broader work force, and regional considerations.

Management has a role in the compensation process. The Vice President of Human Resources and Mr. Erickson make compensation recommendations for Mr. Molbert, Mr. Moug, and Mr. Koeck, which the Committee may, but is not required to, consider. Management does not make an initial recommendation on Mr. Erickson’s compensation.

In 2009, the Compensation Committee did not retain Towers Perrin to complete a comprehensive compensation study for Otter Tail Corporation. Otter Tail Corporation did ask Towers Perrin to provide it with information on market trends that were emerging in the area of long-term incentives.

The Compensation Committee set base pay and annual cash incentive for each executive officer based in part upon the market data provided to it by Towers Perrin in May 2007, and other factors including individual performance, historical compensation, internal equity, regional considerations and the difficult economy.

Base Pay
Base pay is a traditional element of compensation provided almost universally by corporations. Base pay for each executive officer is set after considering market data for similar jobs in the general industry and utility sectors as last provided by Towers Perrin. The Compensation Committee also considers the level of compensation at risk for the executive officer in Otter Tail Corporation’s Executive Annual Incentive Plan. In 2008, base pay was increased for each executive officer, however, all four executive officers remained below the market median for general industry. In 2009, base pay for all four executive officers was frozen at the level in effect on April 1, 2008, due in large measure to the difficult economy.

Annual Cash Incentive
The Otter Tail Corporation Executive Annual Incentive Plan provides financial incentives to the executive officers for achieving Otter Tail Corporation annual performance targets. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial performance of Otter Tail Corporation for that year. The target annual cash incentive for each executive officer is measured as a percentage of base pay. The target annual cash incentive for each executive officer is measured against the market data which was last provided by Towers Perrin. The target annual cash incentive is greater for Mr. Erickson and Mr. Molbert in recognition of their primary responsibility of delivering solid financial results for Otter Tail Corporation and to correlate highly with the philosophy of pay for performance. To place more of the total compensation at risk in accordance with this philosophy, a higher percentage of total targeted compensation is paid through incentive compensation. As a result, the targeted annual cash incentive percentage for 2008 was above the market median for each executive officer and ranged from 50% of base pay to 95% of base pay. However, when combining base pay with targeted annual cash incentive, the executive officers were still below the market median for targeted cash compensation in 2008; ranging from a low of 60% (Mr. Erickson) of general industry market median to a high of 90% of general industry market median. This deviation was due, in part, to the deference given to the utility sector market data provided by Towers Perrin, which is somewhat lower overall; and, in Mr. Erickson’s case, due to his preference for compensation closer to that of the other executive officers. In 2009, the target annual cash incentive for all four executive officers was frozen at the level in effect on April 1, 2008, due in large measure to the difficult economy.

The financial targets for annual cash incentive are premised upon the executive officers delivering on their financial performance commitments to Otter Tail Corporation as reflected in part, in the annual budget approved by the Board of Directors. In 2009 targeted annual incentive compensation was tied to the annual budget approved by the Board of Directors. The Compensation Committee set the target for return on equity at 7.5%, the target for corporate earnings per share at $1.45 and the target for cash flow from operations at $103,000,000. Because a significant portion of compensation is at risk, the threshold performance level is set so as to make it achievable in most years. The target performance level is set to promote solid performance. The maximum performance level is set high to reward only exceptional performance. The financial targets for annual cash incentive are divided into three components as follows:

1.	Corporate earnings per share. Each executive officer receives 33.33% of the total target payout if Otter Tail Corporation achieves the targeted earnings per share. Each officer receives 8.33% of the total target payout if Otter Tail Corporation achieves the threshold performance level, and additional increments for performance above the target. For corporate earnings per share the threshold was $1.20, the target was $1.45 and the maximum was $1.80. Otter Tail Corporation was below the threshold performance level for earnings per share in 2009.

2.	Corporate return on equity. Each officer receives 33.33% of the total target payout if Otter Tail Corporation achieves the targeted return on equity. Each officer receives 8.33% of the total target payout if Otter Tail Corporation achieves the threshold performance level, and additional increments for performance above the target. For corporate return on equity the threshold was 6%, the target was 7.5% and the maximum was 11%. Otter Tail Corporation was below the threshold performance level for return on equity in 2009.

3.	Cash flow from operations. Each officer receives 33.33% of the total target payout if Otter Tail Corporation achieves the targeted cash flow from operations. Each officer receives 8.33% of the total target payout if Otter Tail Corporation achieves the threshold performance level and additional increments for performance above the target. For cash flow from operations the threshold was $75,000,000, the target was $103,000,000 and the maximum was $130,000,000. Otter Tail Corporation exceeded the maximum performance level for cash flow from operations in 2009. The executive officers recommended that no annual cash incentives be awarded for 2009. The Compensation Committee determined that annual cash incentives would not be awarded.

The Compensation Committee has discretion over the treatment of extraordinary gains, write offs or other events in determining the amount of annual cash incentive to be paid. After a recommendation made by Mr. Erickson on behalf of the executive officers that annual cash incentives not be paid for 2009, the Compensation Committee determined that the executive officers would not be awarded annual cash incentives for 2009.

Long-Term Incentives
Long-term incentive compensation for executive officers consists of performance share awards and restricted stock awards granted by the Compensation Committee under Otter Tail Corporation’s 1999 Stock Incentive Plan.

The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders. It does so in two ways. First, the number of shares awarded to the executive officers is based upon total shareholder return as compared to the total shareholder return of companies in the Edison Electric Institute Index (“EEI Index”) for the three year period beginning on the first day of the year in which the grant is awarded. The EEI Index provides total shareholder returns for 58 shareholder owned electric utilities. Second, the value of the shares awarded increases or decreases with value provided to shareholders.

The restricted stock awards are also designed to align the interest of the executive officers with that of shareholders. They do so by rewarding continuity of service of the executive officers since the restricted stock awards vest over a period of 4 years and unvested, restricted stock is forfeited upon voluntary termination. In addition, the value of shares awarded increase or decrease with the value provided to shareholders.

The targeted long-term incentive for each executive officer was set with reference to the market median for similarly sized companies in the general industry and utility sectors as determined by Towers Perrin in 2007. In 2009 Towers Perrin provided information to the Compensation Committee on changes it was seeing in long-term incentive awards as a result of the significant downturn in the equity market. The long-term incentive awards at target for the executive officers, with the exception of Mr. Erickson, have historically been set near the mid-point of a range determined by averaging the values for the general industry and the utility sectors. The long-term incentive award for Mr. Erickson has been set significantly below this mid-point due primarily to his request. The Compensation Committee has determined to split the long-term incentive with 75% of value delivered through performance shares and 25% of value delivered through restricted stock.

The grants of performance shares were approved by the Compensation Committee on April 20, 2009. Whether the performance shares become payable is based upon the total shareholder return of Otter Tail Corporation as compared to the total shareholder returns of the companies that comprise the EEI Index over a three year period. For the grant awarded in 2009 the three year period is from January 1, 2009 through December 31, 2011. The EEI Index is chosen because it is the sector which includes Otter Tail Corporation common shares. For purposes of this calculation, total shareholder return equals stock appreciation plus the value of dividends reinvested. The actual payment of common shares may range from zero to 200% of the target amount and will be paid in 2012. The target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the total shareholder returns of the companies that comprise the EEI Index over the three year period. The threshold performance level is set at the 25th percentile and the maximum performance level is set at the 85th percentile. Otter Tail Corporation believes the target is appropriate as it is indicative of performance consistent with the sector over the three year measurement period. Stronger than sector performance is awarded with additional shares. Weaker than sector performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

The grants of restricted stock were approved by the Compensation Committee on April 20, 2009. The shares vest at a rate of 25% per year over a four year period with the first quarter vesting on April 8, 2010 and the remaining quarters on the same date in 2011, 2012 and 2013. Upon the grant date the executive officers are eligible for full dividend and voting rights.

Other Benefits
The executive officers and Mr. C. MacFarlane receive health, dental, life, vacation and other traditional benefits identical to or consistent with the non-executive employees of Otter Tail Corporation.

Compensation for Charles S. MacFarlane
The Compensation Committee does not set compensation for Mr. C. MacFarlane, rather it is set by Mr. Molbert in his role as Mr. C. MacFarlane’s supervisor. The components of Mr. C. MacFarlane’s compensation consist of base pay, annual cash incentive, stock-based long-term incentive, retirement income, and competitive health, dental and other benefits.

Mr. C. MacFarlane’s compensation (including base salary, short and long-term incentive) is determined based upon several factors, including (1) market median compensation for similar positions at similarly sized companies in the utility sector; (2) job complexity; (3) tenure; and (4) internal compensation equities with incumbent employees.

Consistent with the philosophy of Otter Tail Corporation, Mr. C. MacFarlane’s annual cash incentive is designed to place a significant portion of his annual cash compensation “at risk” depending upon the financial performance of Otter Tail Power Company for that year. The targeted annual cash incentive percentage for Mr. C. MacFarlane is 60% of base pay. The targets for annual cash incentive for Mr. C. MacFarlane are designed to reward Mr. C. MacFarlane for providing demonstrated leadership, achieving budgeted financial returns and meeting non-financial goals at Otter Tail Power Company. The three components measured in determining annual cash incentive are utility return on equity, utility net income and individual performance. Individual performance is measured by Mr. Molbert and is based upon Mr. C. MacFarlane’s performance against key performance indicators, including safety, customer satisfaction, plant availability, system reliability, strategy development and implementation, and personal goals. Mr. Molbert has discretion to vary positively or negatively from the results dictated by performance. The financial targets for utility return on equity and utility net income are based upon meeting the financial goals of Otter Tail Power Company as determined in the Otter Tail Power Company budgeting process with Otter Tail Corporation.

The annual cash incentive targets for Mr. C. MacFarlane are divided into three components:

1.	Utility Return on Equity. Mr. C. MacFarlane receives 30% of the total target payout if Otter Tail Power Company achieves targeted utility return on equity. The target for utility return on equity was 9.80%. Otter Tail Power Company achieved the targeted performance level in 2009.

2.	Utility Net Income. Mr. C. MacFarlane receives 30% of his total target payout if Otter Tail Power Company achieves the targeted utility net income. The target for utility net income was $35,873,654. Otter Tail Power Company did not achieve the targeted performance level in 2009.

3.	Individual Performance. Mr. C. MacFarlane receives 40% of his total targeted payout based upon his individual performance. Mr. C. MacFarlane met target performance as determined by Mr. Molbert’s evaluation of Mr. C. MacFarlane’s performance in 2009.

Mr. C. MacFarlane receives long-term incentive compensation in the form of restricted stock units granted by the Compensation Committee under the Otter Tail Corporation 1999 Stock Incentive Plan. The restricted stock units, which were granted on the date of the 2009 Annual Meeting of Shareholders vest into Otter Tail Corporation common shares in their entirety on April 8, 2013, provided Mr. C. MacFarlane is employed by Otter Tail Power Company on that date. Until the restricted stock units vest into Otter Tail Corporation common shares, Mr. C. MacFarlane has no dividend or voting rights.

Stock Ownership Guidelines
Otter Tail Corporation has established stock ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines are as follows: Mr. Erickson, 70,000 shares; Mr. Molbert, 35,000 shares; Mr. Moug, 20,000 shares; and Mr. Koeck, 10,000 shares. Stock options are not considered as shares counting towards the ownership guidelines. Each of the executive officers meets the guidelines.

Retirement Income and Deferred Compensation
Historically, the executive officers of Otter Tail Corporation have provided Otter Tail Corporation with long-term service. Otter Tail Corporation believes that this long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation encourages long-term service by providing executive officers security in retirement through its pension and supplemental retirement plans. The executive officers and Mr. C. MacFarlane, participate in the plans related to retirement income and deferred compensation.

Central to providing retirement security and encouraging long-term service by its executive officers are the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under the plan is found in the narrative description to the Pension Benefits Table.

The executive officers and Mr. C. MacFarlane may elect to participate in a non-qualified deferred compensation plan. The plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based upon the performance of the investment option chosen by the participant. One account under the plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred and is solely at risk for investment returns. There are no Otter Tail Corporation contributions to the plan for executive officers and it is not at risk for individual investment returns.

Otter Tail Corporation also provides a 401(k) retirement savings plan in which the employees of Otter Tail Corporation, including the executive officers and Mr. C. MacFarlane, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) retirement savings plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. The participation of the executive officers is on precisely the same terms as other participants in the plan.

Severance Benefits
Otter Tail Corporation has entered into change in control severance agreements with each of the executive officers which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change in control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change in control protections will enhance the impartiality and objectivity of the executive officers in the event of a change in control situation and better ensure that shareholder interests are protected. The protections contained in the change in control agreements provide for a “double trigger” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change in control agreements is found in the tabular disclosure in this Proxy Statement found at page 23.

Otter Tail Corporation has also entered into executive employment agreements with the executive officers, but not with Mr. C. MacFarlane. These agreements have been entered into by Otter Tail Corporation to clearly define the obligations of Otter Tail Corporation and the benefits to the executive officer upon termination from employment. These agreements are more fully described in the tabular disclosure in this Proxy Statement found at page 23.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1,000,000 paid to certain executive officers. It is the Compensation Committee’s policy to take reasonable steps to preserve this tax deduction.

Report of Compensation Committee

The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of five independent directors as defined by the NASDAQ Listing Standards, and operates under a written charter adopted by the Board of Directors. The Compensation Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

Arvid R. Liebe, Chair
Edward J. McIntyre
Nathan I. Partain
Joyce Nelson Schuette
James B. Stake

Executive Compensation

The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.

Summary Compensation Table
The table below contains information about compensation for the last three fiscal years paid to the individuals who served as Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2009 (“Named Executive Officers”).

Summary Compensation Table

						Change in
						Pension Value &
					Non-Equity	Non-Qualified
					Incentive	Deferred
				Stock	Plan	Compensation	All Other
Name &				Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	($)[3]	($)[4]	($)[5]	($)[6]	($)
John D. Erickson	2009	490,000	—	1,214,157	—	662,376	6,125	2,372,658
President & CEO	2008	482,000	—	1,274,843	—	34,394	5,750	1,796,987
	2007	453,500	—	1,227,452	408,016	534,915	13,625	2,637,508

Kevin G. Moug	2009	337,000	—	510,523	—	390,996	16,925	1,255,444
Chief Financial Officer	2008	327,750	—	538,567	—	117,183	16,550	1,000,050
	2007	295,000	—	514,267	168,798	226,222	16,425	1,220,712

Lauris N. Molbert	2009	390,000	—	1,010,503	—	671,588	15,725	2,087,816
Executive Vice	2008	383,500	—	1,064,321	—	201,524	15,350	1,664,695
President & COO	2007	360,500	—	1,019,152	324,274	484,722	15,225	2,203,873

George A. Koeck	2009	287,000	—	391,213	—	413,870	15,725	1,107,808
General Counsel &	2008	279,000	—	407,128	—	181,040	15,350	882,518
Corporate Secretary	2007	252,500	—	394,252	119,563	296,078	15,225	1,077,618

Charles S. MacFarlane	2009	360,000	—	75,440	64,800	280,693	9,229	790,162
President,	2008	353,250	86,400	109,376	64,800	75,984	8,682	698,492
Otter Tail Power Company	2007	313,250	119,880	103,742	59,940	90,789	8,537	696,138

(1)	The 2009 base pay for each Named Executive Officer was frozen at the salary level in effect on April 1, 2008.

(2)	In each year Mr. C. MacFarlane’s bonus was based upon his performance measured against certain financial and non-financial key performance indicators and personal goals as discussed in the CD&A and evaluated by Mr. Molbert. In 2009 consideration was also given to the overall economic conditions and wage freeze that was instituted at Otter Tail Power Company. Each bonus was awarded at the discretion of Mr. Molbert. Except with respect to Mr. C. MacFarlane, Otter Tail Corporation awards cash bonuses based solely on the achievement of certain performance targets and such bonuses are thus reflected in the Non-Equity Incentive Plan Compensation column of this table.

(3)	The amounts shown represent the aggregate grant-date fair values of: performance award grants (2009 — $27.76/share, 2008 — $46.39/share, 2007 — $46.91/share) and restricted stock grants (2009 — $22.15/share, 2008 — $35.35/share, 2007 — $35.84/share) and, for Mr. C. MacFarlane, restricted stock units (2009 — $18.86/share, 2008 — $30.81/share, and 2007 — $30.07/share), as determined in accordance with FASB ASC Topic 718 and using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for 2009. The estimated maximum payout value of the performance awards based on the per share grant-date fair value of the awards are as follows: Mr. Erickson (2009 — $1,954,304, 2008 — $2,068,994, 2007 — $1,988,984); Mr. Moug (2009 — $821,896, 2008 — $872,132, 2007 — $834,998); Mr. Molbert (2009 — $1,626,736,

2008 — $1,725,708, 2007 — $1,651,232); and Mr. Koeck (2009 — $627,376, 2008 — $658,738, 2007 — $637,976). Because the amounts indicated primarily reflect the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks over a three year period as compared to peers and described in the CD&A, the amount may not represent the value actually received by the Executive Officers. See CD&A for a more detailed description.

The actual number of Otter Tail Corporation common shares awarded by the Compensation Committee on February 8, 2010 based upon the performance of Otter Tail Corporation for the period January 1, 2007 through December 31, 2009 and their corresponding value based upon the average of the high and low price of Otter Tail Corporation’s common shares on February 8, 2010 were as follows: Mr. Erickson (13,524 shares, $278,256); Mr. Moug (5,678 shares; $116,825); Mr. Molbert (11,228 shares, $231,016); and Mr. Koeck (4,338 shares, $89,254). The actual number of Otter Tail Corporation restricted common shares that vested on April 8, 2009 and their corresponding value based upon the average of the high and low price of Otter Tail Corporation’s common shares on April 8, 2009 was as follows: Mr. Erickson (3,325 shares, $76,176); Mr. Moug (1,400 shares; $32,074); Mr. Molbert (2,775 shares, $63,575); and Mr. Koeck (1,075 shares, $24,628).

(4)	Non-Equity Incentive Plan Compensation represents awards earned during 2007, 2008 and 2009 for achieving cash based performance goals under the Executive Annual Incentive Plan. In 2008 and 2009 Otter Tail Corporation exceeded the target performance level for cash flow from operations under the Executive Annual Incentive Plan. The executive officers recommended that no annual cash incentives be awarded for 2008 and 2009. The Compensation Committee determined the annual cash incentives would not be awarded. The amounts of such annual cash incentives that would have been paid for 2009 are as follows: Mr. Erickson $310,334, Mr. Moug $134,800, Mr. Molbert $247,000 and Mr. Koeck $95,667. In 2008, the amounts of annual cash incentive payments forgone were as follows: Mr. Erickson $116,364, Mr. Moug $50,550, Mr. Molbert $92,620 and Mr. Koeck $35,871. In 2009 Mr. C. MacFarlane achieved the performance goal for utility return on equity. See the CD&A for a more detailed description.

(5)	This column represents the change in pension value and was determined utilizing the same assumptions as are described at Note 12 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for each of 2007, 2008 and 2009.

(6)	Amounts reflected in All Other Compensation for 2009 consists of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) retirement savings plan for 2009 as follows: Mr. Erickson, $6,125; Mr. Moug, $6,125; Mr. Molbert, $6,125; Mr. Koeck, $6,125; Mr. C. MacFarlane, $6,125; (ii) a car allowance as follows: Mr. Moug, $10,800; Mr. Molbert, $9,600; Mr. Koeck, $9,600; Mr. Erickson is entitled to a car allowance in the amount of $9,600, but does not take it; and (iii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2009 which was invested in common shares for the account of Mr. C. MacFarlane, $3,104.

Grants of Plan-Based Awards
The following table summarizes the 2009 grants of equity and non-equity awards to the Named Executive Officers.

Grants of Plan-Based Awards

								All Other
								Stock
								Awards:	Grant-Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			No. of	Fair Value
		Non-Equity Incentive Plan Awards[2]			Equity Incentive Plan Awards[3]			Shares of	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	and Option
Name	Grant Date[1]	($)	($)	($)	(#)	(#)	(#)	Units (#)[4]	Awards ($)[5]

John D. Erickson	20-April-09	116,375	465,500	931,000	17,600	35,200	70,400	10,700	1,214,157

Kevin G. Moug	20-April-09	50,550	202,200	404,400	7,400	14,800	29,600	4,500	510,523

Lauris N. Molbert	20-April-09	92,625	370,500	741,000	14,650	29,300	58,600	8,900	1,010,503

George A. Koeck	20-April-09	35,875	143,500	287,000	5,650	11,300	22,600	3,500	391,213

Charles S. MacFarlane	20-April-09	—	216,000	—	—	—	—	4,000	75,440

(1)	The grant date of all awards is the date of the Board of Directors action in which such award is approved.

(2)	Represents awards granted to Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck under the Executive Annual Incentive Plan. The awards are contingent upon Otter Tail Corporation reaching performance targets in three categories of performance: corporate earnings per share, return on equity and cash flow from operations. Each executive is entitled to receive an award in an amount of 25% to 200% of the target for each category based upon the performance of Otter Tail Corporation in the category, provided Otter Tail Corporation meets the threshold performance level.

This plan and targets are more fully described in the CD&A. The amount actually paid in 2009 is reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Represents an incentive award granted to Mr. C. MacFarlane as determined on a basis consistent with the plan described in the CD&A. There are two formula-driven measures, utility return on equity and utility net income. The third measure is individual performance and is based primarily upon performance against key performance indicators as described in the CD&A. This plan and targets are more fully described in the CD&A. The amount actually paid in 2009 is reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(3)	Represents grants of performance shares to each of Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck that vest dependent upon the three year total shareholder return as compared to the total shareholder returns for the companies comprising the EEI Index. The awards of performance shares are more fully described in the CD&A.

(4)	Represents restricted stock grants to Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck that vest ratably on April 8, 2010, April 8, 2011, April 8, 2012 and April 8, 2013 provided they are employed by Otter Tail Corporation on those dates. The executive officers have voting and dividend rights in the restricted shares.

Represents a restricted stock unit grant to Mr. C. MacFarlane received in 2009. The restricted stock units vest into Otter Tail Corporation common shares on April 8, 2013 provided Mr. C. MacFarlane is employed by Otter Tail Power Company on that date. Mr. C. MacFarlane does not have dividend or voting rights for the restricted stock units until they vest.

(5)	The amounts shown represent the aggregate grant-date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks as compared to peers and described in the CD&A, the amount may not reflect the value actually provided to the executive officers. See the CD&A for a more detailed description.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes the total outstanding equity awards as of December 31, 2009 for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

							Stock Awards
	Option Awards
									Equity Incentive
			Equity Incentive					Equity Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number of				Value of	Number of	Payout Value
	Securities	Securities	Securities			Number of	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Shares or	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Units of Stock	Stock That	or Other Rights	or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	That Have Not	Have Not	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)[1]	Vested ($)[1]	Vested (#)[2]	Vested ($)[2]
John D. Erickson	75,000			26.25	09-Apr-11	19,050	472,821	11,150	276,743
								17,600	436,832

Kevin G. Moug						8,025	199,181	4,700	116,654
								7,400	183,668

Lauris N. Molbert						15,875	394,018	9,300	230,826
								14,650	363,613

George A. Koeck						6,200	153,884	3,550	88,111
								5,650	140,233

Charles S. MacFarlane	10,000			29.74	10-Dec-11	15,300	379,746
	3,000			26.50	12-Apr-14
	3,000			24.93	11-Apr-15

(1)	The unvested shares of restricted stock for Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck vest ratably on April 8, 2010, April 8, 2011, April 8, 2012 and April 8, 2013. The restricted stock units of Mr. C. MacFarlane vest on April 8, 2010, April 8, 2011, April 8, 2012, and April 8, 2013.

(2)	The unvested performance shares for Mr. Erickson, Mr. Moug, Mr. Molbert and Mr. Koeck are reported at threshold as determined by rule. The actual number of shares paid, which may range from zero to maximum, shall be determined by the Compensation Committee after it determines whether the performance goals have been met at the conclusion of 2010 and 2011. This typically occurs in February of each year.

Option Exercises and Stock Vested in Last Fiscal Year
The following table provides information on option exercises and stock vested in 2009 related to the Named Executive Officers and the resulting value realized.

Option Exercises & Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on Exercise	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	($)[1]	Acquired on Vesting (#)	Vesting ($)[1]
John D. Erickson	20,000	74,750	14,725	289,356
Kevin G. Moug			6,750	132,119
Lauris N. Molbert			11,675	230,005
George A. Koeck			4,775	93,818
Charles S. MacFarlane			750	17,183

(1)	The value realized on the exercise of stock options is the difference between the fair market value of Otter Tail Corporation’s common shares at the time of exercise and the exercise price contained in the award agreement of the stock option. The value realized on the vesting of stock awards is the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the average of the high and low price of Otter Tail Corporation’s common shares on the date of exercise or vesting.

Pension and Supplemental Retirement Plans
The Pension Plan is a tax-qualified defined benefit pension plan. All employees of Otter Tail Corporation, including Otter Tail Power Company employees hired prior to September 1, 2006, are eligible to participate in the Pension Plan. Benefits for Mr. Erickson, Mr. Moug, Mr. Molbert, and Mr. Koeck are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement which produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit shall increase by 1% up to a maximum of 110% of the benefit. For Mr. C. MacFarlane, the benefit is determined by multiplying 38% of his final average earnings by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. C. MacFarlane is determined by using the 30 consecutive months out of the last 10 years prior to the participant’s retirement that produces the highest average salary. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, there is a reduction in pension benefit on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The plan does not provide for a lump sum distribution. The plan does not contemplate, nor have there been granted, additional years of credited service.

Each of the Named Executive Officers participates in the ESSRP. Participation in the ESSRP is determined by the Board of Directors. Mr. Erickson and Mr. Koeck will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 70% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided the amount of this benefit will not increase after December 31, 2010. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings under the ESSRP is the average of the participant’s total cash payments (base salary and bonus) paid to the participant during the highest consecutive 42 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefits limit, and offset by the participant’s benefit from the tax-qualified defined benefit Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug, Mr. Molbert and Mr. C. MacFarlane will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided that the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15 year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings for Mr. Moug and Mr. Molbert is defined in the same manner as for Mr. Erickson and Mr. Koeck. Final average earnings for Mr. C. MacFarlane is defined as the average of the total cash payments (base salary and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

The executive officers are all vested in their benefits under the ESSRP. Mr. Moug, Mr. Molbert and Mr. Koeck were granted an additional 5, 6.5 and 3.6 years of service, respectively, under the ESSRP as of January 1, 2005. These increases were designed to more equitably apply the reduction in benefits caused by the January 1, 2005 Amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.

If an executive officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If an executive officer retires prior to age 62 or terminates prior to retirement, with a vested benefit in the ESSRP, the executive officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. In the event of disability, years of credited service and years of participation continue to accrue under the ESSRP until such time as payments under Otter Tail Corporation’s long-term disability plan end. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.

The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for the Named Executive Officers under the Otter Tail Corporation Pension Plan and ESSRP.

Pension Benefits

				Present Value of
		Number of Years		Accumulated	Payments During Last
Name	Plan Name	Credited Service (#)		Benefit ($)[1]	Fiscal Year ($)
John D. Erickson	Pension Plan	29.50		691,000	—
	ESSRP	15.00		3,175,575
Kevin G. Moug	Pension Plan	8.00		176,000	—
	ESSRP	13.00	[2]	1,336,623
Lauris N. Molbert	Pension Plan	8.00		199,000	—
	ESSRP	14.50	[3]	2,779,808
George A. Koeck	Pension Plan	10.33		331,000	—
	ESSRP	13.60	[4]	1,613,945
Charles S. MacFarlane	Pension Plan	8.08		129,000	—
	ESSRP	8.00		546,685

(1)	The present value of the accumulated benefit is calculated in accordance with FASB ASC Topic 715. See Note 12 to the consolidated financial statements in the 2009 Annual Report on Form 10-K of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service which results in an additional accumulated benefit at present value of $635,513.

(3)	Includes 6.5 years of additional credited service which results in an additional accumulated benefit at present value of $1,407,925.

(4)	Includes 3.6 years of additional credited service which results in an additional accumulated benefit at present value of $414,521.

Non-Qualified Deferred Compensation
The following table presents information on non-qualified deferred compensation for the Named Executive Officers.

Non-Qualified Deferred Compensation1

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals /	Balance at Last
Name	Last FY ($)[2]	Last FY ($)	Last FY ($)[2]	Distributions ($)	FYE ($)[3]
John D. Erickson	—	—	99,024	—	557,643
Kevin G. Moug	23,590	—	18,719	—	234,918
Lauris N. Molbert	—	—	57,737	—	357,289
George A. Koeck	—	—	—	—	—
Charles S. MacFarlane	51,840	—	100,547	—	460,697

(1)	The terms of Otter Tail Corporation’s non-qualified deferred compensation plan are described in the CD&A.

(2)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)	The amounts related to Executive Contributions reported in this column were previously reported in Summary Compensation Tables of Otter Tail Corporation, while the amounts related to Aggregate Earnings were not.

Potential Termination Payments Upon a Change in Control
Otter Tail Corporation has entered into change in control severance agreements (the “Severance Agreements”) with Mr. Erickson, Mr. Moug, Mr. Molbert, and Mr. Koeck. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the executive officer’s employment without Cause or the executive officer terminates his employment for Good Reason.

Such payments and benefits include: (i) severance pay equal to two times the sum of the executive officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual bonus (for the two years prior to the termination); (ii) two years of continued life, health, and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the executive officer. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election which results in Continuing Directors (as defined in the Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.

Potential Termination Payments due Outside a Change in Control
Otter Tail Corporation has entered into employment agreements (the “Employment Agreements”) with Mr. Erickson, Mr. Moug, Mr. Molbert, and Mr. Koeck. The Employment Agreements provide that if Otter Tail Corporation terminates the employment of one of the executive officers for Cause or if one of the executive officers terminates the employment relationship without Good Reason (as defined in the Employment Agreements) that the executive officer shall receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of one of the executive officers for any other reason, or if one of the executive officers terminates the employment relationship for Good Reason, Otter Tail Corporation shall pay a severance payment equal to 1.5 times the sum of the executive officer’s base pay plus his most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the executive officer.

The following table presents information regarding potential payments pursuant to the agreements described above and the 1999 Stock Incentive Plan upon termination or change in control for each of the executive officers named below assuming the event took place on December 31, 2009.

Summary of Termination Provisions1

		No Change in Control		Change in Control
	For Cause ($)	Death/Disability ($)	Without Cause($)	($)
John D. Erickson[2]	—	1,427,150	2,394,901	3,496,690
Kevin G. Moug[3]	—	600,644	1,207,244	2,012,232
Lauris N. Molbert[4]	—	1,188,878	1,959,128	2,975,222
George A. Koeck[5]	—	456,688	958,938	1,510,446
Charles S. MacFarlane[6]	—	—	—	294,432

(1)	For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 31, 2009.

(2)	For Mr. Erickson, Death/Disability consists of performance shares vesting at target in the amount of $1,427,150; Without Cause consists of performance shares vesting at target in the amount of $1,427,150, and severance in the amount of $967,751; Upon a Change in Control consists of performance shares vesting at target in the amount of $1,427,150, severance in the amount of $1,570,267, restricted stock vesting in the amount of $472,821, and a health benefit in the amount of $26,452.

(3)	For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $600,644; Without Cause consists of performance shares vesting at target in the amount of $600,644 and severance in the amount of $606,600; Upon a Change in Control consists of performance shares vesting at target in the amount of $600,644, severance in the amount of $921,400, restricted stock vesting in the amount of $199,180, three additional years of credited service under the ESSRP in the amount of $254,205, and a health benefit in the amount of $36,802.

(4)	For Mr. Molbert, Death/Disability consists of performance shares vesting at target in the amount of $1,188,878; Without Cause consists of performance shares vesting at target in the amount of $1,188,878, and severance in the amount of $770,250; Upon a Change in Control consists of performance shares vesting at target in the amount of $1,188,878, severance in the amount of $1,249,300, restricted stock vesting in the amount of $394,018, three additional years of credited service under the ESSRP in the amount of $108,302, and a health benefit in the amount of $34,724.

(5)	For Mr. Koeck, Death/Disability consists of performance shares vesting at target in the amount of $456,688; Without Cause consists of performance shares vesting at target in the amount of $456,688, and severance in the amount of $502,250; Upon a Change in Control consists of performance shares vesting at target in the amount of $456,688, severance in the amount of $749,333, restricted stock vesting in the amount of $153,844, three additional years of credited service under the ESSRP in the amount of $113,226, and a health benefit in the amount of $37,315.

(6)	Mr. C. MacFarlane does not have a Change in Control agreement, but he would receive three additional years of credited service under the ESSRP in the event of a change in control in the amount of $294,432.

Compensation Policies and Risk
Otter Tail Corporation does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Otter Tail Corporation.

Report of Audit Committee

The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of five independent Directors (as defined by the NASDAQ Listing Standards), and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche LLP.

Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T. Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

Nathan I. Partain, Chair
Karen M. Bohn
Edward J. McIntyre
Gary J. Spies
James B. Stake

Ratification of Independent Registered
Public Accounting Firm

At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2010. This firm has no direct or indirect financial interest in Otter Tail Corporation.

The Audit Committee of Otter Tail Corporation’s Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2010. Shareholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Otter Tail Corporation and its shareholders.

A partner of the independent registered public accounting firm of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2010.

Fees
Aggregate fees that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed to Otter Tail Corporation for 2009 and 2008 are as follows.

Fees for Professional Services
	2009		2008
Total Audit Fees	$1,080,000	(a)	$1,279,360	(b)
Audit-Related Fees	116,000	(c)	102,120	(d)

Total Audit and Audit-Related Fees	1,196,000		1,381,480
Tax Fees	609,853	(e)	104,200	(f)
Other Fees	2,000	(g)	—

Total Fees Paid to Deloitte Entities	$1,807,853		$1,485,680

(a)	2009 audit fees, per engagement letter, of $1,000,000 and estimated expenses for the 2009 audit of $80,000.

(b)	2008 audit fees, per engagement letter, of $1,190,000, additional costs above engagement letter of $41,580 and expenses for the 2008 audit of $47,780.

(c)	2009 fees of $52,000 related to Otter Tail Corporation’s public debt offering, $25,000 for consents related to post effective amendments to registration statements, $12,000 related to a Form S-3 shelf registration statement and $27,000 for the statutory audit of Otter Tail Assurance Limited.

(d)	2008 fees of $62,000 related to Otter Tail Corporation’s equity offering completed in September 2008, and $9,500 related to a Form S-3 filing with the SEC and $30,620 for the statutory audit of Otter Tail Assurance Limited.

(e)	Includes fees for tax planning in the amount of $285,208, tax advice in the amount of $47,130, and tax compliance in the amount of $277,515.

(f)	Includes fees for tax planning in the amount of $34,490, tax advice in the amount of $52,170, and tax compliance in the amount of $17,540.

(g)	Fees related to use of Deloitte’s Accounting Research Tool.

Pre-Approval of Audit/Non-Audit Services Policy
Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.

Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision-making, approval and reporting. The following is a summary of the key provisions of the policy.

Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.

Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.

Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s final rule on auditor independence issued January 28, 2003. These services are not to be performed by the independent registered public accounting firm.

During 2008 and 2009, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, tax fees, and all other fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the directors or executive officers of Otter Tail Corporation, certain shareholders, and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest, and where the amount involved exceeds $120,000. Under the policy, management of Otter Tail Corporation is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com.

Shareholder Proposals for 2011 Annual Meeting

Any holder of common shares of Otter Tail Corporation who intends to present a proposal which may properly be acted upon at the 2011 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at 4334 18th Avenue SW, Suite 200, Box 9156, Fargo, North Dakota 58106-9156, on or before November 5, 2010, for inclusion in Otter Tail Corporation’s Proxy Statement and form of Proxy relating to that meeting.

If a holder of common shares wishes to present a proposal at the 2011 Annual Meeting of Shareholders, but does not wish to include it in the Proxy Statement and form of Proxy relating to that meeting, or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 5, 2011 in order for the proposal to be considered timely.

Other Business

As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the Annual Meeting, in addition to the items described above. If any other matters properly come before the Annual Meeting, the proxies will vote thereon at their discretion.

A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary
Otter Tail Corporation
Box 9156
Fargo, ND 58106-9156

Blank inside back cover

215 South Cascade Street
Box 496
Fergus Falls, Minnesota 56538-0496

4334 18th Avenue SW, Suite 200
Box 9156
Fargo, North Dakota 58106-9156

www.ottertail.com

215 South Cascade Street, Fergus Falls, MN 56537
SEE OTHER SIDE
This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the election of Directors and FOR Item 2.
P/N

Please return upper portion in envelope provided.
PLEASE VOTE YOUR PROXY—NOW!
Please date and sign the attached proxy and return it promptly. This will help save the expense of follow-up letters to shareholders who have not responded. If you vote by Internet or telephone, please do not mail your proxy card.
If you elected to view proxy materials via the Internet, you will only receive this voting instruction form. Please go to our website at www.ottertail.com/annual to view the annual report and proxy statement online.

OTTER TAIL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Monday, April 12, 2010
10:00 AM (CT)
ADMISSION TICKET
(OVER)

ANNUAL MEETING
ADMISSION TICKET
Admission ticket for Otter Tail Corporation Annual Meeting of Shareholders, April 12, 2010 at 10:00 a.m. (CT) at the Bigwood Event Center, 921 Western Avenue (Highway 210 West and I-94), Fergus Falls, MN.
Number of individuals
Please present this ticket for admittance of shareholder(s) named above.

VOTING INSTRUCTIONS
You may vote your proxy in one of three ways.

Company Number: 664
Number:
VOTE BY INTERNET — https://secure.ottertail.com/proxy
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week.

•	You will be prompted to enter the 3-digit company number and the 6-digit number, which are located in the box to the right.

•	Internet voting will terminate at 12:00 noon CT April 9, 2010.
VOTE BY TELEPHONE — 1-888-514-5365
•	Use any touch-tone phone to vote your proxy 24 hours a day, 7 days a week.

•	You will be prompted to enter the 3-digit company number and the 6-digit number which are located in the box to the right.

•	Please note the following options:
➢	To vote as the Board of Directors recommends on All proposals: press 1

➢	To vote on each item separately, press 0. You will then hear these instructions:
Proposal 1:	To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; to WITHHOLD FOR AN INDIVIDUAL nominee, press 0.

Proposal 2:	To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
➢	When asked, you must confirm your vote by pressing 1.
•	Phone voting will terminate at 12:00 noon CT April 9, 2010.
VOTE BY MAIL
•	Mark, sign, and date your proxy card and return it in the postage-paid envelope provided. Do not mail the proxy card if you vote by phone or Internet.
Thank you for voting.
ò Please detach hare   ò

PROXY
Solicited on behalf of the Board of Directors of
OTTER TAIL CORPORATION
The undersigned hereby appoint EDWARD J. MCINTYRE and JOYCE NELSON SCHUETTE (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 12, 2010, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Item 1), and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Item 2).

1. ELECTION OF DIRECTORS
01) Arvid R. Liebe	02) John C. MacFarlane	03) Gary J. Spies

☐ FOR	☐ FOR	☐ FOR
☐ WITHHOLD	☐ WITHHOLD	☐ WITHHOLD

2. THE RATIFICATION OF DELOITTE & TOUCHE LLP as our independent registered public accounting firm.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Dated:                     , 2010

Signature	Signature, if held jointly
Please sign exactly as the name appears hereon. When signing as attorney, administrator, trustee, or guardian, please give your full title.